A. L. PHARMA INC.

SUPPLEMENTAL PENSION PLAN

SECTION 1

Introduction

1.1 The Plan and Its Effective Date. The A. L. Pharma Inc. Supplemental Pension Plan (the "Plan") has been established by

A. L. Pharma Inc., a Delaware corporation (the "Company"), effective as of July 1, 1994 (the "effective date")

1.2 Purpose. The Company maintains the A. L. Pharma Inc. Pension Plan (the "pension plan") which is intended to meet the requirements of a "qualified plan" under the Internal Revenue Code of 1986, as amended (the "Code") . While the Code places limitations on the maximum amount of an employee's compensation that may be taken into account for determining benefits payable under a qualified plan, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), permits the payment under an "unfunded plan" of the benefits which may not be paid under a qualified plan because of such limitation. The purpose of this Plan is to provide a certain level of additional benefits which may not be provided under the pension plan because of the maximum compensation limitation of the Code.

SECTION 2

2.1 Eligibility. Only those highly compensated or key

management employees of the Company or its affiliates, who

participate in the pension plan and who were employed on June 30,

1994, shall participate in the Plan (the "participants"), subject to the conditions and limitations of the Plan.

2.2 Amount of Benefits. With respect to a participant who becomes entitled to a pension benefit under the pension plan, and such benefit has been limited as a result of the maximum compensation limitation imposed by Section 401(a) (17) of the Code (as such maximum compensation limitation is incorporated in the pension plan and as it may be changed from time to time), he or she shall be entitled to receive under this Plan the portion of the participant's pension benefit under the pension plan which exceeds the benefit payable to the participant under the pension plan after applying the legal maximum compensation limitation. Such estimated limitation shall be determined by the Committee (as defined in section 3.1) . A participant's benefit under this Plan shall be referred to hereinafter as a participant's "supplemental pension benefit."

2.3 Payment of Benefits. A participant's supplemental pension benefit under this Plan shall be paid to the participant in the form of monthly annuity installments over the life of the participant or, if the participant is married at the time of his or her retirement and has not elected another form of distribution, monthly annuity installments over the joint lives of the participant and his or her spouse. At the election of the participant, in the alternative, benefits can be paid in the form of a period certain and life monthly annuity, a 50% or 100% joint and survivor monthly annuity, or a lump sum. In the case of the death of the participant prior to commencement of benefits hereunder, if the participant is married at the time of his or her death, 50% of his or her Plan benefit shall be paid as a monthly annuity installment for the life of his or her spouse beginning as of the later of the participant's death or the date the participant would have attained age 55.

2.4 Funding. Benefits payable under this Plan to a participant or his beneficiary shall be paid directly by the Company. The Company shall not be required to segregate on its books or otherwise any amount to be used for payment of supplemental pension benefits under this Plan. This Plan shall constitute an unfunded arrangement and any amounts actually set aside by the Company shall remain as Company assets, subject to the general creditors of the Company.

SECTION 3

General Provisions

3.1 Committee. This Plan shall be administered by the pension plan administrative committee (the "Committee") . The Committee shall have, to the extent appropriate, the same powers, rights, duties and obligations with respect to this Plan as it has with respect to the pension plan. Each determination provided for in this Plan shall be made by the Committee under such procedure as may from time to time be prescribed by the Committee and shall be made in the absolute discretion of the Committee. Any determination so made shall be conclusive on all parties.

3.2 Beneficiary. A participant's "beneficiary" under this Plan means (i) any person who becomes entitled to benefits under the pension plan because of the participant's death, or (ii) if the participant has no designated beneficiary for purposes of the pension plan as set forth in (i) above, or if his or her beneficiary designated for purposes of the pension plan as set forth in (i) above dies before the date of the participant's death, any one or more of the participant's estate and his or her relatives by blood or marriage, in such proportions as the Committee determines.

3.3 Employment Rights. Establishment of the Plan shall not be construed to give any participant the right to be retained in the Company's service or to any benefits not specifically provided by the Plan.

3.4 Withholding. The Committee shall deduct from all payments under the Plan any taxes required to be withheld under the laws of the United States or any state, including but not limited to Federal and/or state income and employment taxes.

3.5 Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state, the interests of the participants and their beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered. No participant shall have any right to any benefit payments hereunder prior to the participant's termination of employment with the Company and all other companies which are part of the controlled group of companies which includes the Company.

3.6 Payment with Respect to Incapacitated Participants or Beneficiaries. If any person entitled to benefits under the Plan is under a legal disability or in the Committee's opinion is incapacitated in any way so as to be unable to manage his or her financial affairs, the Committee may direct the payment of such benefit to such person's legal representative or to a relative or friend of such person for such person's benefit, or the Committee may direct the application of such benefits for the benefit of such person in any manner which the Committee may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this section shall be a full and complete discharge of any liability for such payments. The Committee shall deduct from all payments any taxes required to be withheld under the laws of the United States or any state, including but not limited to Federal and/or state income and employment taxes.

3.7 Limitation of Liability. To the extent permitted by law, no person (including the Company, the Board of Directors of the Company, the Committee, any present or former member of the

Board, or the Committee, and any present or former officer of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

3.8 Controlling Law. To the extent not superseded by federal law, the laws of New Jersey shall be controlling in all matters relating to the Plan.

3.9 Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.]

3.10 Action by the Company. Any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or any person or persons authorized by resolution of such Board.

3.11 Successor to the Company. The term "Company" as used in the Plan shall include any successor to the Company by reason of merger, consolidation, the purchase of all or substantially all of the Company's assets or otherwise.

3.12 Miscellaneous. The Plan shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns, and all persons entitled to benefits hereunder. Any notice given in connection with the Plan shall be in writing and shall be delivered in person or by registered mail, return receipt requested. Any notice given by registered mail shall be deemed to have been given upon the date of delivery indicated on the registered mail return receipt, if correctly addressed.

SECTION 4

Amendment and Termination

While the Company expects to continue the Plan, it must necessarily reserve and hereby does reserve the right to amend the Plan from time to time or to terminate the Plan at any time; provided that no amendment of the Plan nor the termination of the Plan may cause the reduction or cessation of any benefits that were accrued as of the date of such amendment or termination and otherwise would be payable under this Plan, but for such amendment or termination.

IN WITNESS WHEREOF, this Plan has been executed on behalf of the Company by its duly authorized officer.

A.L. PHARMA INC.

Date ___________________ By________________

Its________________